As filed with the Securities and Exchange Commission on May 29, 2007

Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

THE COOPER COMPANIES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	6140 Stoneridge Mall Road, Suite 590	94-2657368
(State or other jurisdiction of incorporation or organization)	Pleasanton, California 94588 (Address of principal executive offices)	(I.R.S. Employer Identification Number)

Registrant’s telephone number including area code: (925) 460-3600.

THE COOPER COMPANIES, INC.

2007 LONG-TERM INCENTIVE PLAN

(Full title of the Plan)

CAROL R. KAUFMAN

Senior Vice President of Legal Affairs, Secretary and

Chief Administrative Officer

THE COOPER COMPANIES, INC.

6140 Stoneridge Mall Road, Suite 590

Pleasanton, CA 94588

(925) 460-3600

(Name, address and telephone number, including area code, of agent for service)

Copies to:

ERICA H. STEINBERGER, ESQ.

LATHAM & WATKINS LLP

885 Third Avenue, Suite 1000

New York, New York 10022

(212) 906-1200

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock $.10 par value	2,700,000	$54.81	(2)	$147,973,500	(2)	$4,543	(2)
Preferred Stock Purchase Rights	1,350,000	(3)		(3)		(3)

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan described herein by reason of any stock dividend, stock split, recapitalization or similar transaction effected without receipt of consideration by The Cooper Companies, Inc. (the “Company”) which would increase the number of outstanding shares of common stock par value $.10 per share (the “Common Stock”).
(2)	Pursuant to Rule 457(h) of the Securities Act, the prices state above are estimated solely for the purpose of calculating the registration fee and are based on the average of the high and low market prices for the Common Stock reported in the New York Stock Exchange on May 23, 2007 ($54.81).
(3)	Attached to and trading with each share of Common Stock is one half of a right. Each one half of a right entitles the holder, under the circumstances set forth in the Rights Agreement, dated as of October 29, 1997, between the Company and American Stock Transfer & Trust Company, as amended, to purchase 1/200 of a share of Series A Junior Participating Preferred Stock. Value attributable to such preferred stock purchase rights, if any, is reflected in the market price of the common stock.

PART I

ITEM 1.	PLAN INFORMATION

Not required to be filed with this Registration Statement.

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

Not required to be filed with this Registration Statement.

PART II

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Company are incorporated by reference in this Registration Statement and shall be deemed to be a part hereof:

(a)	Our Annual Report on Form 10-K for the fiscal year ended October 31, 2006;

(b)	Our Definitive Proxy Statement on Schedule 14A filed on February 6, 2007;

(c)	Our Quarterly Report on Form 10-Q for the quarter ended January 31, 2007, filed on March 9, 2007;

(d)	Our Current Reports on Form 8-K filed on November 21, 2006, January 22, 2007 (Item 8.01 only), January 26, 2007, February 6, 2007, February 21, 2007, March 6, 2007, March 26, 2007, April 3, 2007, May 8, 2007 and May 29, 2007;

(e)	All other reports filed by the Company pursuant to Sections 13(c) or 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year ended October 31, 2006;

(f)	The description of our Common Stock contained in our registration statement on Form 8-A filed October 28, 1983; and

(g)	The description of the preferred stock purchase rights contained in our registration statement on Form 8-A filed November 3, 1997.

All documents filed by us pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Any Current Report on Form 8-K that is furnished to the Commission but not filed with the Commission is not deemed incorporated by reference into this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

Not required to be filed with this Registration Statement.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company is a Delaware corporation. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director’s fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the Delaware General Corporation Law (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (4) for any transaction from which a director derived an improper personal benefit.

Article X of the Company’s Second Restated Certificate of Incorporation provides that a director shall not be liable to the Company or its stockholders for monetary damages for breach of duty as a director, except under the circumstances listed in (1) through (4) above and further provides that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Subsection (a) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director or officer had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys fees) actually and reasonably incurred by him in connection therewith; that indemnification and advancement of expenses provided for, by, or granted pursuant to Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

Paragraph (b) of Article X of the Company’s Second Restated Certificate of Incorporation provides that each person who was or is made a party to or is threatened to be made party to, or is otherwise involved in, any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, officer or employee of the Company (or was serving at the request of the Company as a director, officer, employee or agent for another entity) while serving in such capacity shall, except in certain lawsuits initiated by such persons, be indemnified and held harmless by the Company, to the full extent authorized by the Delaware General Corporation Law, as in effect (or, to the extent authority for indemnification is broadened, as it may be amended) against all expense, liability or loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) reasonably incurred by such person in connection therewith. Paragraph (b) further provides that rights conferred thereby shall be contract rights and shall include the right to be paid by the Company the expenses incurred in defending the proceedings specified above, in advance of their final disposition, provided that, if the Delaware General Corporation Law so requires, such payment shall only be made upon delivery to the Company by the indemnified party of an undertaking to repay all amounts so advanced if it shall ultimately be determined that the person receiving such payments is not entitled to be indemnified under Paragraph (b) or otherwise. Paragraph (b) provides that the Company may, by action of its Board of Directors, provide indemnification to its agents with the same scope and effect as the foregoing indemnification of directors, officers and employees.

Paragraph (b) of Article X of the Company’s Second Restated Certificate of Incorporation provides that persons indemnified thereunder may bring suit against the Company to recover unpaid amounts claimed thereunder, and that if such suit is successful, the expense of bringing such suit shall be reimbursed by the Company. Paragraph (b) further provides that while it is a defense to such a suit that the person claiming indemnification has not met the applicable standards of conduct making indemnification permissible under the Delaware General Corporation Law, the burden of proving the defense shall be on the Company and neither the failure of the Company’s Board of Directors to have made a determination that indemnification is proper, nor an actual determination by the Board of Directors that the claimant has not met the applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Paragraph (b) of Article X of the Company’s Second Restated Certificate of Incorporation provides that the right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition shall not be exclusive of any other right which any person may have or acquire under any statute, provision of the Company’s Certificate of Incorporation or By-Laws, or otherwise.

Paragraph (b) of Article X of the Company’s Second Restated Certificate of Incorporation also provides that the Company may maintain insurance, at its expense, to protect itself and any of its directors, officers, employees or agents against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

Finally, Paragraph (b) provides that the Company may enter into indemnification contracts consistent with its provisions. However, the existence of a contract is not a precondition to indemnification under Paragraph (b).

Article VIII, Section 1 of the By-Laws of the Company provides:

“Except as provided in Section 3 of this Article VIII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including any appeal therefrom (a “Proceeding”) (other than a Proceeding by or in the right of the Corporation) by reason of the fact that he is or was a director, officer or employee of the Corporation or any predecessor corporation or entity, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such Proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal Proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal Proceeding, that he had reasonable cause to believe that his conduct was unlawful.”

Article VIII, Section 2 of the By-Laws of the Company provides:

“Except as provided in Section 3 of this Article VIII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed Proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer or employee of the Corporation or any predecessor corporation or entity, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such Proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.”

The By-Laws also provide that the Company may purchase and maintain insurance on behalf of any person who is or was its director, officer, employee or agent, or is or was serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any asserted liability against him and incurred by him in any such capacity, whether or not the Company would have the power to indemnify him against such liability under the provisions of the Certificate of Incorporation, By-Laws or the Delaware General Corporation Law.

The Company maintains insurance covering itself and its officers and directors against certain liabilities incurred in their capacities as such.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

4.1	Second Restated Certificate of Incorporation incorporated by reference to Exhibit 3.1 of our Form 8-K dated January 13, 2006.

4.2	Amended and Restated By-Laws of The Cooper Companies, Inc. dated December 16, 1999, incorporated by reference to Exhibit 3.3 to our Annual Report on Form 10-K for the fiscal year ended October 31, 1999.

4.3	Rights Agreement, dated as of October 29, 1997, between The Cooper Companies, Inc. and American Stock Transfer & Trust Company, incorporated by reference to Exhibit 4.0 to our Current Report on Form 8-K dated October 29, 1997.

4.4	Amendment No. 1 to Rights Agreement dated September 25, 1998, incorporated by reference to Exhibit 99.1 to our Current Report on Form 8-K dated September 25, 1998.

4.5	2007 Long-Term Incentive Plan of The Cooper Companies, Inc., incorporated by reference to Exhibit B to the Company’s Proxy Statement for its Annual Meeting of stockholders held on March 20, 2007 on Schedule 14A filed on February 6, 2007

4.8	Amendment No. 1 to the 2007 Long-Term Incentive Plan of The Cooper Companies, Inc., incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K dated March 6, 2007.

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in the signature page to this registration statement).

ITEM 9.	UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply to information contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pleasanton, California, on the 29th day of May, 2007.

THE COOPER COMPANIES, INC.

By:	/s/ Carol R. Kaufman
Carol R. Kaufman
Senior Vice President of Legal Affairs, Secretary and Chief Administrative Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Carol R. Kaufman and Robert S. Weiss, and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement on Form S-8, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith or in connection with the registration of the common stock under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully, to all intents and purposes, as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by or on behalf of the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ A. Thomas Bender	Chairman of the Board, President,	May 29, 2007
(A. Thomas Bender)	Chief Executive Officer and Director
(Principal Executive Officer)

/s/ Robert S. Weiss	Executive Vice President and Chief Operating Officer	May 29, 2007
(Robert S. Weiss)

/s/ Rodney E. Folden	Corporate Controller (Principal Accounting Officer)	May 29, 2007
(Rodney E. Folden)

/s/ Allan E. Rubenstein	Vice Chairman of the Board of Directors	May 29, 2007
(Allan E. Rubenstein, M.D.)

/s/ John D. Fruth	Director	May 29, 2007
(John D. Fruth)

/s/ Michael H. Kalkstein	Director	May 29, 2007
(Michael H. Kalkstein)

/s/ Jody S. Lindell	Director	May 29, 2007
(Jody S. Lindell)

/s/ Moses Marx	Director	May 29, 2007
(Moses Marx)

/s/ Donald Press	Director	May 29, 2007
(Donald Press)

/s/ Steven Rosenberg	Director	May 29, 2007
(Steven Rosenberg)

/s/ Stanley Zinberg	Director	May 29, 2007
(Stanley Zinberg, M.D.)

EXHIBIT INDEX

4.1	Second Restated Certificate of Incorporation incorporated by reference to Exhibit 3.1 of our Form 8-K dated January 13, 2006.

4.2	Amended and Restated By-Laws of the Company, dated December 16, 1999, incorporated by reference to Exhibit 3.3 to our Annual Report on Form 10-K for the fiscal year ended October 31, 1999.

4.3	Rights Agreement, dated as of October 29, 1997, between the Company and American Stock Transfer & Trust Company, incorporated by reference to Exhibit 4.0 to the Company’s Current Report on Form 8-K dated October 29, 1997.

4.4	Amendment No. 1 to Rights Agreement dated September 25, 1998, incorporated by reference to Exhibit 99.1 to our Current Report on Form 8-K dated September 25, 1998.

4.5	2007 Long-Term Incentive Plan of The Cooper Companies, Inc., incorporated by reference to Exhibit B to the Company’s Proxy Statement for its Annual Meeting of Stockholders held on March 20, 2007 on Schedule 14A filed on February 6, 2007.

4.6	Amendment No. 1 to the 2007 Long-Term Incentive Plan of The Cooper Companies, Inc., incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K dated March 6, 2007.

5.1	Legal Opinion of Latham & Watkins LLP.

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in the signature page to this registration statement).